EXHIBIT 5.1

[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]

April 25, 2013

SLM Funding LLC
2001 Edmund Halley Drive
Reston, Virginia 20191

Re:	SLM Student Loan Trust 2005-9, Class A-6 Notes

Ladies and Gentlemen:

We have acted as special counsel to SLM Funding LLC (the “Company”) in connection with the remarketing of the Class A-6 Notes (as defined below), pursuant to a base prospectus dated April 2, 2013, as supplemented by a remarketing prospectus supplement dated April 19, 2013 (the “Remarketing Base Prospectus” and the “Remarketing Prospectus Supplement”, respectively).  The class A-6 notes were originally issued by SLM Student Loan Trust 2005-9 (the “Trust”) on November 15, 2005 (the “Closing Date”) pursuant to a prospectus dated November 4, 2005, as supplemented by a prospectus supplement dated November 4, 2005 (the “Base Prospectus” and the “Prospectus Supplement”, respectively, and collectively, the “Prospectus”).  The Trust was formed pursuant to the short-form trust agreement dated as of October 25, 2005, between the Depositor and Deutsche Bank Trust Company Americas (as successor-in-interest to The Bank of New York Mellon Trust Company, National Association), as eligible lender trustee (the “Eligible Lender Trustee”), as amended and restated pursuant to an Amended and Restated Trust Agreement dated as of November 15, 2005 (the “Trust Agreement”) among the Depositor, the Eligible Lender Trustee and Deutsche Bank National Trust Company (as successor-in-interest to Deutsche Bank Trust Company Americas), as indenture trustee (the “Indenture Trustee”).

A Registration Statement of the Company on Form S-3 relating to the Notes (File No. 333-103545) was filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on September 10, 2010. As set forth in the Prospectus, the Notes were issued under and pursuant to the Indenture dated as of November 1, 2005 (as amended and supplemented from time to time, the “Indenture”) among the Trust, the Eligible Lender Trustee and the Indenture Trustee.

One class of the Notes, the class A-6 notes (the “Class A-6 Notes”), was subject to a successful remarketing in accordance with the terms of such class effective April 25, 2013 (the “Reset Date”). This opinion is being rendered in connection with that Reset Date.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein.  As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Transaction Documents and other transaction agreements we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transactions referenced herein, and public officials.  Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

(i)	the Trust Agreement;

(ii)	the Indenture;

(iii)
the Purchase Agreement Master Securitization Terms Number 1000 dated November 15, 2005 (the “SLM ECFC Master Terms”) among SLM Education Credit Finance Corporation (“SLM ECFC”), Depositor and Deutsche Bank Trust Company Americas (as successor-in-interest to Chase Bank USA, National Association), as interim eligible lender trustee (the “SLM ECFC Eligible Lender Trustee”) under the Funding Interim Trust Agreement, dated November 1, 2005 and the Company;

(iv)
Purchase Agreement Number 1 dated November 15, 2005 (together with the SLM ECFC Master Terms, the “SLM ECFC Initial Purchase Agreement”) among SLM ECFC, the SLM ECFC Interim Eligible Lender Trustee and the Company;

(v)	the Purchase Agreement Master Securitization Terms Number 1000 dated November 15, 2005 (the “VG Funding Master Terms”) among VG Funding, LLC (“VG Funding”), Deutsche Bank Trust Company Americas

(as successor-in-interest to Chase Bank USA, National Association), as interim eligible lender trustee under the Funding Interim Trust Agreement, dated November 1, 2005 (the “VG Interim Eligible Lender Trustee”) and the Company;

(vi)
Purchase Agreement Number 1 dated November 15, 2005 (together with the VG Funding Master Terms, the “VG Funding Initial Purchase Agreement”) among VG Funding, the VG Funding Interim Eligible Lender Trustee and the Company;

(vii)
the Sale Agreement Master Securitization Terms Number 1000, dated November 15, 2005 (the “Master Sale Terms”) among the Company, Deutsche Bank Trust Company Americas (as successor-in-interest to Chase Bank USA, National Association), not in its individual capacity but solely as Interim Eligible Lender Trustee (the “Interim Eligible Lender Trustee”) for the benefit of the Company, the Eligible Lender Trustee and the Trust, and a Sale Agreement Number 1 dated November 15, 2005 (together with the Master Sale Terms, the “Initial Sale Agreement”) among the Company, the Interim Eligible Lender Trustee, the Eligible Lender Trustee and the Trust;

(viii)	the Servicing Agreement, dated as of November 15, 2005 (the “Servicing Agreement”) among the Administrator and the Servicer, the Eligible Lender Trustee, the Trust and the Indenture Trustee;

(ix)
the Administration Agreement, dated as of November 15, 2005 (as amended and supplemented from time to time, the “Administration Agreement”) among the Administrator, the Company, the Trust, the Servicer, the Eligible Lender Trustee and the Indenture Trustee;

(x)
the Underwriting Agreement, dated November 4, 2005 and related Pricing Agreement relating to the Notes dated November 4, 2005 (collectively, the “Underwriting Agreement”) among the Company, SLM ECFC, SLM Corporation and Credit Suisse Securities (USA) LLC, as successor-in-interest to Credit Suisse First Boston LLC (“Credit Suisse”) and Deutsche Bank Securities Inc. (“Deutsche Bank”), as representatives of the underwriters named in Schedule I to the Underwriting Agreement (collectively, the “Representatives”);

(xi)
(i) the Remarketing Agreement, dated as of November 15, 2005 (the “Remarketing Agreement”) among the Issuer, the Administrator, Deutsche Bank and Credit Suisse (in such capacity, the “Remarketing Agents”), (ii) the Remarketing Agency Agreement, dated as of April 15, 2013 (the “Remarketing Agency Agreement”), among the Issuer, the Administrator and the Remarketing Agents, and (iii) the Supplemental Remarketing Agency Agreement, dated as of April 19, 2013 (the “Supplemental Remarketing Agency Agreement”, and together with the Remarketing Agreement and the Remarketing Agency Agreement, the “Remarketing

Agreements”), among the Issuer, the Administrator and the Remarketing Agents; and

(xii)	a specimen of the class A-6 Notes.

Items (i) to (xii) above are referred to in this letter as the “Transaction Documents”.  Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the applicable Transaction Documents.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.  As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Transaction Documents.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that, assuming that the Class A-6 Notes were validly executed by the Eligible Lender Trustee on behalf of the Trust, were authenticated by the Indenture Trustee, were issued in accordance with the provisions of the Indenture and were delivered to and paid for by the Representatives pursuant to the Underwriting Agreement, the Class A-6 Notes constituted valid and binding obligations of the Trust as of the Closing Date, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and were validly issued and were outstanding, fully paid and non-assessable and entitled to the benefits provided by the Indenture.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-103545) (the “Registration Statement”), as declared effective on September 10, 2010, as it relates to the Class A-6 Notes and to the reference to Cadwalader, Wickersham & Taft LLP and the discussion of our opinions set forth in this letter under the headings “Legal Matters” in the Remarketing Prospectus Supplement.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.  In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

Very truly yours, /s/ CADWALADER, WICKERSHAM & TAFT LLP